As filed with the Securities and Exchange Commission on December 13, 2013

Registration No. 333-187892

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOOGLE INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0493581
(State of Incorporation)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Address, including Zip Code, and Telephone Number, including Area

Code, of Registrant’s Principal Executive Offices)

Larry Page

Chief Executive Officer

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Janet L. Fisher, Esq. Michael J. Albano, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	David C. Drummond, Esq. Christine E. Flores, Esq. Kenneth H. Yi, Esq. Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 (650) 253-0000	John M. Brandow, Esq. Bruce K. Dallas, Esq. Jean M. McLoughlin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-187892) filed by Google Inc. (“Google”) with the Securities and Exchange Commission (the “Commission”) on April 12, 2013 (the “Registration Statement”). The Registration Statement was filed in connection with Google’s Transferable Stock Option (“TSO”) program and registered a total of 24,645,618 shares of Google’s Class A common stock, par value $0.001 per share, and 7,447,797 nonstatutory stock options (the “Options”) with respect to Google’s Class A common stock available for grant under the Google Inc. 2004 Stock Plan (the “2004 Stock Plan”).

In connection with the termination of the TSO program effective December 6, 2013, 20,061,469 shares (the “Unissued Shares”) of Google’s Class A common stock that were originally registered under the Registration Statement and remain unsold or otherwise unissued as of December 6, 2013 will be offered and sold pursuant to the Registration Statement on Form S-8 (the “New Registration Statement”) filed by Google with the Commission on the date hereof. The New Registration Statement registers the offer and sale by Google of its Class A common stock pursuant to the terms and conditions of the 2004 Stock Plan.

Therefore, Google hereby amends the Registration Statement to remove from registration the Unissued Shares and all Options that remain unissued and to terminate the effectiveness of the Registration Statement. As permitted by Rule 457(p) under the Securities Act of 1933, as amended, $1,811,198.49 of the registration fee that would otherwise be payable with respect to the New Registration Statement was offset by the registration fees previously paid by Google in connection with the registration of the Unissued Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 13th day of December, 2013.

GOOGLE INC.

By:	/s/ Larry Page
Larry Page
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Larry Page Larry Page	Chief Executive Officer, Co-Founder and Director (Principal Executive Officer)	December 13, 2013

/s/ Patrick Pichette Patrick Pichette	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 13, 2013

/s/ Eric E. Schmidt Eric E. Schmidt	Executive Chairman of the Board of Directors	December 13, 2013

/s/ Sergey Brin Sergey Brin	Co-Founder and Director	December 13, 2013

/s/ L. John Doerr L. John Doerr	Director	December 13, 2013

/s/ Diane B. Greene Diane B. Greene	Director	December 13, 2013

/s/ John L. Hennessy John L. Hennessy	Director	December 13, 2013

/s/ Ann Mather Ann Mather	Director	December 13, 2013

/s/ Paul S. Otellini Paul S. Otellini	Director	December 13, 2013

/s/ K. Ram Shriram K. Ram Shriram	Director	December 13, 2013

/s/ Shirley M. Tilghman Shirley M. Tilghman	Director	December 13, 2013